U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[X]  Form 4 Transactions Reported (1)

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1.   Name and Address of Reporting Person*

Pontikes                             Nicholas               K.
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   (Last)                            (First)              (Middle)

1212 W. Lill Ave.
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                                    (Street)

Chicago                               IL                    60614
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol


                    Comdisco, Inc. (CDO)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


September 30, 2001
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5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person (1)
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                                                                                       152,183      D
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Common Stock                                                                                        16,819      I        by A.
                                                                                                                       Scanlan Trust
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Common Stock                                                                                         8,457      I       by CK
                                                                                                                      Gallegos Trust
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Common Stock                                                                                        10,596      I       by CKG
                                                                                                                       Gift Trust
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Common Stock                                                                                        16,819      I       by CT
                                                                                                                      Gallegos Trust
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Common Stock                                                                                        15,538      I       by CTG
                                                                                                                       Gift Trust
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Common Stock                                                                                         2,688      I       by EJP
                                                                                                                       Gift Trust
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Common Stock                                                                                         3,388      I       by ESOP
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Common Stock                                                                                       268,154      I   by Exempt Trust
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Common Stock                                                                                           822      I        by JB
                                                                                                                      Gallegos Trust
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Common Stock                                                                                         2,242      I        by JBG
                                                                                                                       Gift Trust
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Common Stock                                                                                         8,455      I        by K.
                                                                                                                      Scanlan Trust
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Common Stock                                                                                        14,790      I        by KAP
                                                                                                                        Gift Trust
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Common Stock                                                                                         6,598      I        by NAP
                                                                                                                        Gift Trust
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Common Stock                                                                                       284,000      I       by NKP Trust
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Common Stock                                                                                     9,818,506      I     by Partnership
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Common Stock                                                                                           548      I      by Retirement
                                                                                                                          Account
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Common Stock                                                                                       600,000      I       by SIP Trust
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Common Stock                                                                                        11,183      I        by Trust/
                                                                                                                         Daughter
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Common Stock                                                                                         5,091      I        by Trust/
                                                                                                                         Daughter
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Common Stock                                                                                          1,736     I        by Trust/
                                                                                                                         Daughter
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*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

                                                                          (Over)
(Form 5-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:




/s/ Nicholas K. Pontikes                                     January 9,2002
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      **Signature of Reporting Person                             Date

             Nicholas K. Pontikes



/s/ Melissa L. Scanlan                                       January 9, 2002
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     **Signature of Reporting Person                               Date

       Melissa L. Scanlan, as Co-Trustee
       of the Dorene Pontikes Trust

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                               Joint Filer Information

Issuer & Ticker Symbol:     Comdisco, Inc. (CDO)

Form 5 for Fiscal Year
Ended:                      September 30, 2001

Name:                       Dorene Pontikes Trust

Address:                    1230 West Altgeld
                            Chicago, IL 60018

Designated Filer:           Nicholas K. Pontikes